Exhibit 99.5

TECTONIC THERAPEUTIC, INC.

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (this “Agreement”) is made and entered into on September 24, 2024, (the “Effective Date”) by and between TAS Partners, LLC (the “Transferor”) and the transferees listed on Exhibit A attached hereto (each a “Transferee” and, together, the “Transferees”).

A. WHEREAS, the Transferor is the sole record and beneficial owner of 1,551,116 shares of common stock of Tectonic Therapeutic, Inc., a Delaware corporation (the “Company”); and

B. WHEREAS, the Transferor intends to transfer an aggregate of 1,240,893 shares of common stock of the Company to the Transferees in the amounts set forth on Exhibit A (the “Shares”), and the Transferees desire to acquire the Shares from the Transferor.

NOW, THEREFORE, the parties hereby agree as follows:

1. TRANSFER OF SHARES. On the Effective Date and subject to the terms and conditions of this Agreement, the Transferor hereby transfers to the Transferees, and the Transferees hereby acquire from the Transferor, the Shares. As used in this Agreement, the “Shares” shall include all of the Shares transferred under this Agreement and all securities received (a) in replacement of the Shares, (b) as a result of stock dividends or stock splits in respect of the Shares and (c) as substitution for the Shares in a recapitalization, merger, reorganization or the like.

2. CLOSING.

2.1 Deliveries by the Transferor. The Transferor hereby delivers to the Company, or is causing to be delivered to the Company on the Transferor’s behalf, (i) an executed copy of the transferor representation letter in the form attached hereto as Exhibit B, and (ii) an executed copy of this Agreement.

2.2 Deliveries by the Transferees. Each Transferee hereby delivers to the Company (i) an executed copy of the transferee representation letter in the form attached hereto as Exhibit C, and (ii) an executed copy of this Agreement.

2.3 Transfer Agent Authorization. Transferor hereby instructs the Company to, at or promptly following the closing of the transfers contemplated hereby (including receipt of the deliveries required under Section 2 hereof), instruct the Company’s transfer agent, Computershare Trust Company, N.A., to transfer the Shares as contemplated herein.

3. REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREES. The Transferees represent and warrant to the Transferor, severally and not jointly, as follows.

3.1 Authorization. All legal action on the part of each Transferee necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of each Transferee hereunder and the transfer of the Shares hereunder has been taken, and this Agreement, when executed and delivered by the Transferees, shall constitute valid and legally binding obligations of the Transferees, enforceable against each Transferee in accordance with its terms. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to any Transferee.

3.2 Aquisition for Own Account for Investment. Each Transferee is acquiring the Shares for each Transferee’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Neither Transferee, as of the Effective Date, has any contract, undertaking, agreement or arrangement with any person or entity, or, as of the Effective Date, any current intent to enter into any such contract, undertaking, agreement or arrangement, to sell, transfer or grant participations to any such person or entity, with respect to any of the Shares. Neither Transferee has been formed for the specific purpose of acquiring the Shares.

3.3 Restrictions on Transfer. The Transferees understand that the Transferees may not transfer any Shares except as permitted by applicable provisions of applicable law.

3.4 Compliance with Securities Laws. The Transferees acknowledge that the Company is formerly an issuer described in paragraph (i)(1)(i) of Rule 144 promulgated under the 1933 Act (a “shell company”), and therefore Rule 144 is not available for the resale of Company securities until one year has elapsed from the time the Company filed “Form 10 information” with the U.S. Securities and Exchange Commission (the “SEC”) reflecting its status as an entity that is no longer a shell company. In addition, each Transferee is aware that the Shares may not be sold pursuant to Rule 144 adopted under the 1933 Act unless certain conditions, including a minimum holding period, are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

3.5 Tax Liability. The Transferees shall be liable for any tax liability arising pursuant to the Shares, if not provided otherwise pursuant to an agreement between the Transferor and the Transferees or as otherwise required by applicable law. The Transferees have been advised to consult with independent tax, financial and/or estate planning advisor(s) with respect to the legal and financial consequences associated with the transfer of the Shares, and has either done so or after adequate time for reflection has decided not to do so. The Transferees have not received (and is not relying on) any tax, financial and/or estate planning advice from the Company or any of the Company’s advisors.

3.6 Party Relationship. The Transferees represent and warrant that (i) the Transferor is a limited liability company formed for the direct or indirect benefit of the Transferees or any of such Transferees’ immediate family and (ii) to the Transferees’ knowledge, the Transferor is transferring the Shares as a bona fide distribution to existing members of the Transferor. “Immediate family” as used herein means spouse, lineal descendant, father, mother, brother, or sister.

4. REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR. The Transferor, severally and not jointly, represents and warrants to the Company and the Transferees as follows.

4.1 Title to Shares. Immediately prior to the Effective Date, the Transferor had valid marketable title to the Shares to be transferred under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

4.2 Authority. The Transferor has full legal right, power and authority to enter into and perform its obligations under this Agreement and to transfer the Shares under this Agreement. The Transferor has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be and all corporate or other entity actions necessary to authorize the transactions contemplated by this Agreement have been duly taken. The person(s) executing and delivering this Agreement on behalf of the Transferor are duly authorized to do so.

4.3 No General Solicitation. Neither Transferor, nor any of its directors, managers, officers, employees, agents or stockholders has either directly or indirectly, including, without limitation, through a broker or finder, engaged in any general solicitation or published any advertisement in connection with the transfer of the Shares.

4.4 Advisors. The Transferor further represents that it has reviewed with its own tax advisor the consequences of this Agreement and the transfer. The Transferor is relying solely on such advisor and not on any statements or representations of the Company or any of the Company’s agents. The Transferor understands that it is responsible for its own tax liability that may arise as a result of this Agreement or otherwise in connection with the transfer, holding, redemption or sale of the Shares. The Transferor has been advised to consult with independent tax, financial and/or estate planning advisor(s) with respect to the legal and financial consequences associated with the transfer of the Shares, and has either done so or after adequate time for reflection has decided not to do so. The Transferor has not received (and is not relying on) any tax, financial and/or estate planning advice from the Company or any of the Company’s advisors.

4.5 Party Relationship. The Transferor represents and warrants that (i) to Transferor’s knowledge, the Transferor is a limited liability company formed for the direct or indirect benefit of the Transferees or any of the Transferees’ immediate family and (ii) the Transferor is transferring the Shares as a bona fide distribution to existing members of the Transferor. “Immediate family” as used herein means spouse, lineal descendant, father, mother, brother, or sister.

5. COMPLIANCE WITH RELATED AGREEMENTS. As a condition to the transfer of the Shares, the Transferees hereby agree to be bound in the same manner as the Transferor is bound with respect to the Shares and any other agreements that become applicable to the Shares hereafter.

6. COMPLIANCE WITH LAWS AND REGULATIONS. The transfer of the Shares will be subject to and conditioned upon compliance by the Company and the Transferees with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

7. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

7.1 Legends. The Transferees understands and agrees that all statements evidencing the Shares to be issued to the Transferees may bear certain legends required under applicable law.

7.2 Stop-Transfer Instructions. The Transferees agree that, in order to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any purchaser or other purchaser to whom such Shares have been so transferred. The Transferees further understand and agree that the Company may require written assurances, in form and substance satisfactory to counsel for the Company (which may include a requirement that the Transferees’ counsel provide a legal opinion acceptable to the Company), before the Company effects any future transfers of the Shares.

8. GENERAL PROVISIONS.

8.1 Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

8.3 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (c) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement or at such other address as such other party may designate by one of the indicated means of notice herein to the other party hereto. A “business day” shall be a day, other than Saturday or Sunday, when the banks in the city of New York are open for business.

8.4 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.5 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.6 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement shall not be effective until signed by all parties hereto, including the Company.

8.7 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

8.8 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment, modification or waiver of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

8.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other means of electronic delivery and, upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

8.10 Expenses. Each party hereto shall pay its own expenses.

8.11 Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause any (or either) of the other parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including, without limitation, the recovery of money damages.

8.12 Advice of Counsel. Each party to this agreement hereby acknowledges that this Agreement was prepared by Cooley LLP (“Cooley”), outside counsel to the Company, solely on behalf of the Company. Transferor and Transferees hereby each further acknowledge that (i) he, she or it has had the opportunity to be, or have been, represented by independent counsel in connection with such party’s negotiation, execution and delivery of this Agreement and (ii) Cooley has represented solely the Company with respect to such negotiation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Transferor and the Transferees have each executed this Agreement as of the Effective Date.

TRANSFEROR:

TAS Partners LLC

By:	/s/ Timothy Springer
Name:	Timothy Springer
Title:	Manager

TRANSFEREE:

Timothy Springer

/s/ Timothy Springer

TRANSFEREE:

Chafen Lu

/s/ Chafen Lu

Signature Page to Tectonic Therapeutic, Inc.

Stock Transfer Agreement

EXHIBIT A

LIST OF TRANSFEREES AND SHARES TRANSFERRED

Name	Shares
Timothy Springer	1,054,759
Chafen Lu	186,134